EXHIBIT 10.10

AGREEMENT

CEDAR BROOK CORPORATE CENTER, L P.

AND

CHRYSALIS DNX TRANSGENIC SCIENCE CORP.

TABLE OF CONTENTS

Section		Page
1	Leased Premises	1

2	Term of Lease	2

3	Construction	2

4	Rent	8

5	Parking and Use of Exterior Area	9

6	Use	10

7	Repairs and Maintenance	10

8	Common Area Expenses, Taxes and Insurance	12

9	Signs	15

10	Assignment and Subletting	15

11	Fire and casualty	17

12	Compliance with Laws, Rules and Regulations	18

13	Inspection by Landlord	20

14	Default by Tenant	21

15	Liability of Tenant for Deficiency	23

16	Notices	23

17	Non-Waiver by Parties	24

18	Right of Tenant to Make Alterations and Improvements	24

19	Non-Liability of Landlord	25

20	Reservation of Easement	25

21	Statement of Acceptance	25

22	Force Majeure	25

23	Statements by Landlord and Tenant	26

24	Condemnation	26

25	Landlord’s Remedies	27

26	Quiet Enjoyment	27

27	Surrender of Premises	27

28	Indemnity	28

29	Bind and Inure	29

30	Inclusions	29

31	Definition of Term “Landlord”	29

32	Covenants of Further Assurances	29

33	Covenants Against Liens	30

34	Subordination	30

35	Exculpation of Landlord	30

36	Net Rent	31

37	Security	31

38	Brokerage	32

39	Late Charges	32

40	Press Releases	32

41	Performance of Work for Tenant Improvements	32

42	Waiver of Jury Trial	33

43	Laws of New Jersey	33

Schedule A Description

Schedule B List of Approved Contractors

AGREEMENT, made as of August , 1998, between CEDAR BROOK 11 CORPORATE CENTER, L.P., 1000 Eastpark Blvd., Cranbury, New Jersey 08512 “Landlord”; and CHRYSALIS DNX TRANSGENIC SCIENCE CORP., 301 College Road East, Princeton, New Jersey 08540, “Tenant”.

WITNESSETH:

WHEREAS, the Landlord intends to lease to the Tenant a portion of 5 Cedar Brook Drive, Cranbury, New Jersey 08512, (the “Building”) constituting a portion of the office/industrial park known as CEDAR BROOK CORPORATE CENTER (“Office Park”); and

WHEREAS, the parties hereto wish to mutually define their rights, duties and obligations in connection with the said lease;

NOW THEREFORE, in consideration of the promises set forth herein the Landlord leases unto the Tenant and the Tenant rents from the Landlord the Leased Premises described in Paragraph 1, and the Landlord and Tenant do hereby mutually covenant and agree as follows:

1. LEASED PREMISES

1.1 The leased premises shall consist of approximately 34,018 rentable square feet in the Building, consisting of approximately 5,315 square feet of “Unimproved Space” (as said term is defined in Paragraph 41(a), below; all other leased space being sometimes hereinafter referred to as “Improved Space”) and 28,703 square feet of Improved Space measured from outside of glass to center line of common wall, of laboratory/office space, as identified on the plan attached hereto and made a part hereof as Schedule “A” (collectively, the “Leased Premises”), together with all improvements to be constructed thereon by the Landlord for the use of the Tenant, and all improvements, tenements, hereditaments, fixtures and rights and privileges appurtenant thereto, and any and all fixtures and equipment which are to be installed in said Building by the Landlord for the use of the Tenant in its occupancy of the Leased Premises and any expansion space. Tenant shall also have the right to use all common areas of the Building and the Office. Park in a similar manner as other Office Park tenants. It is acknowledged that 1,495 equate feet of the Unimproved Space is subject to governmental approval of a change in the footprint of the Building.

2. TERM OF LEASE

2.1 The term of the Lease shall be (ten) 10 years, to commence on the Commencement Date and to and on the last day of the month in which occurs the tenth 10th anniversary of the Commencement Date. The term “Commencement Date” shall mean the first day of the next succeeding month following the occurrence of all of the following conditions:

(a) Landlord shall have achieved Substantial Completion (as that term is defined in Paragraph 3.2 hereof); and

(b) Water, gas, and electricity utility service shall be available to the Leased Premises and in working order.

The Commencement Date is projected to be April 15, 1999. Landlord shall advise Tenant two weeks in advance of the anticipated actual Commencement Date. Thereafter, Landlord shall promptly advise Tenant of any changes in such date so as to enable Tenant to coordinate the move of its business. Subject to Paragraph 22, in the event the Commencement Date has not occurred on or before December 1, 1999, Tenant shall have the right to cancel this Lease upon notice to Landlord; provided however, that added on to such “drop dead” date shall be each and every day of “Tenant Delay” as said term is defined in Paragraph 3.1a(iv), below.

3. CONSTRUCTION

3.1 (a) Landlord shall complete the construction of the Leased Premises in a competent and workmanlike manner and in accordance with plans and specifications to be prepared in the following manner.

(i) On or before September 15,1998, Tenant shall furnish Landlord with a complete set of drawings (the “Plans”) of the machinery, fixtures and equipment to be constructed and other improvements to be installed by Landlord in the Leased Premises in order to ready the same for Tenant’s use and occupancy (the “Tenant Improvements”). The Plans shall be of sufficient detail to permit Landlord to prepare a construction budget for the Tenant Improvements and shall, at a minimum, include the following information: (i) position layout (dimensioned); (ii) door location and door schedule; (iii) reflected ceiling plan; (iv) telephone and electrical outlets with locations (dimensioned); (v) electrical service requirements; (vi) special electrical air-conditioning and/or

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plumbing work; (vii) mechanicals; (viii) special loading requirements, such as the location of file cabinets and/or special equipment; (ix) openings in the walls or floors; (x) all necessary specifications, sections and details for special equipment and fixtures; and (xi) finishes including, without limitation, carpentry and millwork, floor coverings and wall coverings.

(ii) Within ten business (10) days after Landlord’s receipt of the Plans, Landlord shall prepare a construction budget (the “Construction Budget”) and submit the same to Tenant and its Architect. Within five (5) business days of receipt of the Construction Budget, Tenant shall indicate its acceptance or rejection thereof by written notice to Landlord. Failure by Tenant to give such written notice within said five (5) business day period shall constitute acceptance of the Construction Budget. In the event Tenant rejects the Construction Budget, Tenant shall advise Landlord in said written notice of the reasons for such rejection, whereupon Tenant and its Architect shall work with Landlord in good faith to revise the Tenant Improvements and/or the Construction Budget so that the Construction Budget may be approved by Landlord and Tenant within five (5) business days after such rejection.

(iii) If Landlord and Tenant are unable to agree upon the Construction Budget, then the following provisions shall govern:

A) Within ten (10) business days after the parties’ acknowledgment that they are unable to agree upon the Construction Budget, Tenant shall furnish Landlord with a competitive bid for construction and installation of the Tenant Improvements (the “Competitive Bid”). The Competitive Bid must be given by one of the contractors named on Schedule B, approved by Landlord and Tenant, attached hereto (the “Approved Contractors”). If the difference between Construction Budget and the, Competitive Bid (hereinafter the “Price Differential”) is ten (10%) percent or less, then the Construction Budget proposed by Landlord shall be deemed to be accepted by Tenant, and Landlord shall proceed to perform the Work for the Tenant Improvements. [For example, on a per square foot basis, if the proposed Construction Budget is $240 and the Competitive Bid is $225, then the Construction Budget shall be deemed to be approved at $240 because the Price Differential of $15.00 is less than 10% of $240]. In order to be valid for the purposes of this Lease, any Competitive Bid must have a mark-up of not less than 2% for general conditions, 10% for overhead, and 7% for profit.

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B) If the Price Differential is greater than ten (10%) percent, then Landlord may elect to perform the Tenant Improvements at the price of the Competitive Bid. If Landlord fails to make such election, then Landlord and Tenant shall in good faith attempt to reconcile their differences and agree upon a price; however, if they are unable to do so, then Tenant shall have the right to have the Approved Contractor who submitted the Competitive Bid perform the work for the Tenant Improvements, provided that Price Differential is not greater than 20%. If the Price Differential is greater than 20%, then Landlord shall have the right to cancel this Lease upon notice to Tenant. If the parties agree upon a price and Landlord performs the work, the time involved in going through the Competitive Bid process shall be added to the time for achievement of Substantial Completion.

C) If the Approved Contractor performs the work for the Tenant Improvements, then notwithstanding anything herein contained to the contrary, the provisions of Paragraph 41 shall prevail over all other terms contained in this Lease which are inconsistent therewith.

(iv) In order for Substantial Completion (as defined below) to occur by April 15, 1999, it is essential that the Plans and the Budget be agreed upon no later than October 28, 1998. In the event agreement upon the Plans and/or Budget is delayed beyond October 28, 1998, then the date for Substantial Completion shall be deferred for a period time equal to the period of delay. Furthermore, if such delay is attributable solely to Tenant (“Tenant Delay”), Substantial Completion of the Leased Premises shall be deemed to be on the date when they would have been ready but for such delay by Tenant. In order for Tenant Delay to have occurred, Landlord must give prompt notice to Tenant of the event(s) giving rise to such Tenant Delay, coupled with an explanation as to the possible duration of the delay.

(v) A set of the Plans shall be initialed by and given to both parties. Thereafter, any changes shall be governed by Paragraph 3.1(c).

(b) Landlord shall allow Tenant One Hundred ($100.00) Dollars per square foot of the Leased Promises toward the construction costs of Tenant’s Improvements for the Improved Space. If the construction costs of Tenant’s Improvements exceed $100.00 per square foot, Landlord shall increase its allowance up to $185.00 per square foot (subject to adjustment in Base Rent as

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hereinafter provided in Paragraph 4.1(a)). Any cost in excess of such allowance shall be the responsibility of Tenant (“Tenant’s Cost Share”). The Construction Budget shall include Landlord’s mark-up of 2% for general conditions, 10% for overhead, and 7% for profit. Upon approval of the Construction Budget and if the budget exceeds $185.00 per square foot, Tenant shall immediately pay to Landlord, prior to Landlord’s commencement of work on Tenant Improvements, a sum equal to fifty percent (50%) of Tenant’s Cost Share. Upon Substantial Completion of Tenant Improvements, Tenant shall pay to Landlord within ten (10) days after its receipt of an invoice thereafter, a sum equal to the remaining balance of Tenant’s Cost Share. In the event Tenant fails to pay to Landlord, upon approval of the Construction Budget a sum equal to fifty percent (50%) of Tenant’s Cost Share, Landlord shall not be obligated to commence work on the Tenant Improvements for the Leased Premises, and such failure to pay shall not delay the Commencement Date of this Lease or any of Tenant’s obligations hereunder including, without limitation, Tenant’s obligation to pay all rent. In the event that Tenant fails to pay to Landlord, upon Substantial Completion of the Tenant Improvements for the Premises, a sum equal to the remaining cost of Tenant’s Cost Share, such failure shall constitute a default under this Lease; and Tenant shall not be permitted to occupy the Leased Premises; and Landlord shall be entitled to all rights and remedies available hereunder, at law or in equity, or otherwise, which rights shall be cumulative. All sums so owing to Landlord shall constitute Additional Rent (as hereafter defined) and shall be subject to the imposition of late charges as provided in this Lease.

(c) In order to be binding, any change orders to the Plans proposed by either party must be agreed to in writing by both Landlord and Tenant and must set forth (i) any increase or decrease in the cost of the Tenant Improvements for such change, and (ii) any delay in the date for Substantial Completion that may be occasioned thereby. If such change order is executed, and if in fact there is a delay in the date for Substantial Completion as a result thereof, then the date for Substantial Completion shall be deemed to occur on what would have otherwise bee a the date for Substantial Completion had the subject change order not been executed. Any increase in cost resulting from an approved change order which increases the Construction Budget above $185.00 per square foot shall be paid for by Tenant as follows: one half upon the execution of the change order and the balance upon Substantial Completion as provided in Subparagraph 31(b). Any increase in cost resulting from

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an approved change order where the Construction Budget remains below $185.00 per square foot shall result in an adjustment to the Base Rent as provided in Subparagraph 4.1(a), below. In determining the construction costs charged by Landlord for an approved change order, the cost charged by subcontractors, material suppliers and/or governmental authorities shall be marked up for general conditions, overhead and profit as follows:

Change order cost = Landlord’s cost x 1.02 x 1.10 x 1.07.

Landlord may disapprove and reject any change order proposed by Tenant for work which has already been performed and/or for materials or equipment that have already been ordered, unless Tenant agrees to pay to Landlord all cost and expense that Landlord will sustain as a result of the implementation of such proposed change order.

(d) Landlord shall be responsible for constructing the Tenant Improvements to the “Unimproved Space,” as said term is hereinafter defined in Paragraph 4.1(a), below, in accordance with plans developed pursuant to the procedures set forth in Subparagraph 3.1(a); but in no event shall Landlord be obligated to improve the Unimproved Space after the fifth (5th) anniversary of the Commencement Date. The allowance for Tenant Improvements shall be in accordance with Subparagraph 3.1(b); subject to the following modifications: (i) in no event shall the Construction Budget therefor exceed $100 per square foot; and (ii) the Base Rent of $26.00 per square foot for such Unimproved Space then being improved shall be increased at the rate of six and one half ($0.065) cents for each month that elapses between the Commencement Date and the date that Substantial Completion for such Unimproved Space occurs. Any constriction costs in excess of such $100.00 per square foot allowance shall be the responsibility of Tenant and shall comprise Tenant’s Cost Share, and shall be payable one half upon agreement as to the plans for such Tenant Improvements and the other one half upon completion thereof,

(e) During construction of Tenant Improvements, representatives of each party shall inspect the site no less frequently than every 2 weeks and verify and agree that work in progress has been completed in a manner acceptable to both Landlord and Tenant.

(f) During construction of Tenant Improvements, Tenant shall have access to the Leased Premises in order to install its own equipment provided:

(i) it delivers to Landlord a certificate of insurance for the coverage set forth in Paragraph 8.4; and

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(ii) it shall coordinate its work with the work being performed by Landlord in the manner directed by Landlord so that there shall be no material interference with, delay, or interruption of Landlord’s work; and

(iii) no labor forces are used by Tenant which are incompatible with Landlord’s labor forces, so there are no strikes, picketing, work stoppages or slow downs.

3.2 The Leased Premises shall be considered substantially completed, and rent payments shall commence, upon the issuance of a Temporary or Permanent Certificate of Occupancy, or a Temporary or Permanent Certificate of Acceptance (“CO/CA”) issued by the governmental instrumentality having jurisdiction thereof (“Substantial Completion”), provided that the Tenant Improvements installed by Landlord are operable so as to permit Tenant to conduct its business in the ordinary course without material interference. Material interference shall mean by way of example such things as the tissue culture room or the dark room being inoperable; and shall not mean that one or two electrical outlets or hoods are not working. It is agreed that for the purpose of this Lease, wherever and whenever the term Substantial Completion is used, it shall not include items of maintenance, service, punch list, or guarantee. If the date of Substantial Completion occurs on a day other than the first day of a month, rent from such day until the first day of the following month shall be prorated (at a rate of 1/30th of the monthly rent per day). During said period of partial monthly occupancy, all other terms and conditions of this Lease shall apply.

3.3 The Landlord shall have the right to substitute for the materials and equipment required by the Plans, materials and equipment of equal quality and standard, pre vided said substitutions conform with applicable building codes and that Tenant gives its consent (which shall not be unreasonably withheld or delayed) to the substitution of any materials or equipment that have a material effect upon its business operations, such as laboratory equipment.

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4. RENT

4.1 Tenant shall pay, as rent for the Leased promises, the following:

(a) During the first five (5) years of the term, an annual base rent per square foot (“Base Rent”) of Twenty Six and 00/100 ($26.00) Dollars per annum for Improved Space (which includes a $100 per square foot allowance for Tenant Improvements) and Six and 00 /100 ($6.00) Dollars per annum for Unimproved Space for an aggregate Base Rent of Seven Hundred Seventy Eight Thousand One Hundred Sixty Eight and 00/100 ($778,168.00) Dollars. If the allowance for Tenant Improvements exceeds the $100.00 per square foot set forth in Paragraph 3.1(b), then for every $40.00 increase in the allowance up to $150.00 per square foot, the Base Rent shall be increased at the rate of $7.00 per square foot and for every $40.00 increase in the allowance in excess of $150.00 per square foot the Base Rent shall be increased at the rate of $8.00 per square foot. Said rental rate amounts shall be appropriately adjusted if an incremental increase in the allowance is less than $40.00. The parties acknowledge that the Plans will show certain parts of the Leased Premises as not being initially improved (the “Unimproved Space”). If and when the Unimproved Space becomes the subject of Tenant Improvements, then the annual Base Rent therefor shall he adjusted in accordance with the terms of this Subparagraph (a) and Subparagraph 3.1(d).

(b) During the second five (5) years of the term, the Base Rent for the Improved Space shall be increased by $3.90 per square foot ($26.00 plus a 15% increase); and the Base Rent for the Unimproved Space shall be increased by $.90 per square foot ($6.00 plus a 15% increase): and the Base Rent for Unimproved Space which was converted to Improved Space shall be increased on a proportionate basis at the rate of 3% per year [for example if Substantial Completion of the newly Improved Space occurs on the second anniversary of the Commencement Date, the Base Rent for such Space shall be increased by $2.70 ($26.00 plus a 9% increase, and $6.00 plus a 6% increase.).

(c) All payments assume rentable square footage as set forth in Paragraph 1.1, above, and all payments are based upon a rental rate of $26.00 per square foot for Improved Space and $6.00 per square foot for Unimproved Space during the term, subject to adjustment as set forth in the immediately preceding Subparagraph and in Subparagraph 4.1(a), plus the payment of all Additional Rent as herein provided.

(d) To the extent the actual rentable square footage (recognizing the difference between Improved Space and Unimproved Space) differs from the figures set forth herein, the Base Rent shall be adjusted to reflect the proper amount. At lease thirty (30) days prior to the Commencement

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Date, Landlord’s architect shall certify the amount of rentable square footage comprising the Leased Premises as well as the amount of Improved Space and Unimproved Space.

(e) All payments required to be made by Tenant under this Lease other than pursuant to this Paragraph 4.1 shall be deemed to be and are sometimes referred to in this Lease as “Additional Rent.”

(f) The Base Rent shall be payable in advance in equal monthly installments on the first day of each calendar month, and shall be prorated (at a rate of 1 /30th of the monthly rent per day) for any partial month during the term.

4.2 Tenant shall pay as Additional Rent, as detailed in Paragraph 8.1, below, its Proportionate Share of the cost of repairs, maintenance, taxes, insurance and any other charge as herein provided, allocated amongst the tenants. Tenant’s Proportionate Share shall be adjusted as of each first day of January during the term, based on the relationship between the gross square footage leased to Tenant and the gross square footage of building construction completed and occupied or previously occupied in the Office Park as of such first day of January.

4.3 Tenant covenants to pay the Base Rent and Additional Rent in lawful money of the United States which shall be legal tender for the payment of all debts, public and private, at the time of payment. Such rent shall be paid to Landlord at its office address herein above set forth, or at such other place as Landlord may, from time to time, designate by notice to Tenant.

4.4 The Base Rent and Additional Rent shall be payable by Tenant without any set-off or deduction of any kind or nature whatsoever and without notice or demand; and all Additional Rent under this Lease shall constitute rent payable hereunder, without regard to the party to whom same may be payable,

5. PARKING AND USE OF EXTERIOR AREA

The Tenant shall have the right to use sixty (60) parking spaces for their employees and visitors on an unallocated and non-exclusive basis in common with other tenants of the Building. Landlord reserves the right to allocate specific parking spaces if it chooses. The Landlord and Tenant mutually agree that they will not block, hinder or otherwise obstruct the access driveways and parking areas so as to impede the free flow of vehicular traffic on the property. In connection with

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the use of the loading platforms, if any, Tenant agrees that it will not use the same so as to unreasonably interfere with the use of the access driveways and parking areas. Tenant shall not store trailers or other vehicles on any portion of the access driveways or parking areas, and may not utilize any portion of the land outside of the Leased Premises for any purpose unless consented to in advance by Landlord.

6. USE

The Tenant covenants and agrees to use and occupy the Leased Premises for offices and commercial laboratory research and development, and for no other purpose or use. Animal breeding and testing may involve mice, rats or other rodents and other species of animal, but not primates, dogs and/or cats. Tenant covenants and agrees that all of its operations at the Leased Premises shall be conducted in accordance with all applicable laws, rules and regulations Said uses are expressly subject to all applicable zoning ordinances, rules and regulations of any governmental instrumentalities, boards or bureaus having jurisdiction thereof. Tenant’s manner of use of the Leased Premises shall not interfere with the peaceable and quiet use and enjoyment by other tenants at their respective leased promises located at the Building or in the Office Park, nor shall Tenant’s activities cause Landlord to be in default under its leases with such other tenants. To Landlord’s knowledge, Tenant’s proposed use of the Leased Premises does not violate any provision of this Paragraph 6.

7. REPAIRS AND MAINTENANCE

7.1 Tenant shall generally maintain and repair the Leased Premises in a good and workmanlike manner, and shall, at the expiration of the term, deliver the Leased Premises in good order and condition, damages by fire or casualty, the elements and ordinary wear and tear excepted. Tenant covenants and agrees that it shall not cause or permit any waste, damage or disfigurement to the Leased Premises, or any overloading of the floors. The Tenant shall make all repairs to the floor surface, the electrical and plumbing systems located within the Leased Premises, including all ballasts and fluorescent fixtures and HVAC system. Landlord shall be responsible for repairs necessary to the roof, exterior and load-bearing walls, and electric and plumbing systems to the point where they enter the Leased Premise, unless the repair is necessitated by any act of Tenant or its agents, in which event the responsibility for payment of the cost of repair shall be that of Tenant.

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(b) Landlord shall guarantee the Tenant Improvements for the first one year of the term of this Lease, provided that with respect to the HVAC system, the manufacturer’s warranty remains in effect. If the manufacturer’s warranty for the HVAC becomes void during said one year due to Tenant’s conduct, then upon such occurrence the Landlord’s guarantee of the HVAC shall automatically expire. Landlord shall assign to Tenant all manufacturers’ warranties for Tenant Improvements. In the first instance, Tenant agrees to rely on said warranties in the event of any problem with such covered items. Landlord’s guarantee shall be limited to repair and/or replacement of the subject improvement, as appropriate. In no event shall Landlord be liable for consequential damages that may occur as the result of any defect, deficiency or improper construction or installation of any Tenant Improvement.

7.2 The Tenant shall, at its own cost and expense, pay all utility meter and service charges for utilities used by Tenant, including gas and electric servicing the Leased Premises. Landlord shall have the option to install, at its own cost, a separate water meter in order to monitor Tenant’s water usage. The Tenant agrees to maintain all leased areas at a minimum temperature of 45 degrees F°. excluding cold rooms or other rooms designated for a lower temperature, to prevent the freezing of domestic water and sprinkler pipes; provided that Tenant shall have no liability for breach of the foregoing covenant if utility service to the Building has been interrupted, for reasons not caused by Tenant. Tenant shall not store any garbage or recyclables outside the Limed Premises, and shall deliver its garbage and recyclables to the central receiving area on the lo.

7.3 Landlord shall provide the following during the term of this Lease:

(a) Continually cooperate with Public Service Electric and Gas to have Public Service Electric and Gas provide gas and electrical service to the point where it enters the Leased Premises for Tenant’s permitted uses;

(b) Extermination and pest control when necessary;

(c) 24-hour access to the Leased Premises;

(d) Continually cooperate with Elizabethtown Water Company to have Elizabethtown Water Company provide water service to the point where it enters the Leased Premises; and

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(e) Maintenance of the common areas of the Office Park, in a manner similar to other office parks in the area, with the cost to be passed on to Tenant as set forth in Paragraph 8.

7.4 Landlord does not warrant that any services Landlord or any public utilities supply will not be interrupted. Services may be interrupted because of accidents, repairs, alterations, improvements or any other reason beyond the reasonable control of Landlord. Landlord shall have no liability to Tenant on account of any such interruption.

8. COMMON AREA EXPENSES, TAXES AND INSURANCE

8.1 The Tenant shall pay to the Landlord, monthly, as Additional Rent its Proportionate Share of the following items which shall be known as Common Area Expenses:

(a) The costs incurred by the Landlord for the operation, maintenance or repair of the following in the Office Park:

(i)	lawns and shrubbery;

(ii)	water and standby sprinkler charges;

(iii)	exterior lighting;

(iv)	exterior sewer lines;

(v)	exterior utility lines;

(vi)	repair and maintenance of any signs serving the Office Park;

(vii)	snow removal;

(viii)	garbage disposal and recycling;

(ix)	general ground maintenance;

(x)	parking lot, driveways and walkways;

(xi)	maintenance contracts for the roofs, and HVAC units serving office space;

(xii)	pest control;

(xiii)	central station monitoring for fire sprinkler system;

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(xiv)	the annual insurance premiums charged to the Landlord for insurance coverage set forth in Paragraph 8.1(d); and

(xv)	other ordinary maintenance expenses normally incurred by Landlord.

(b) A management fee of $.78 per square foot of the Leased Premises.

(c) The real estate and personal property taxes assessed against the Office Park for land, buildings, and improvements, along with any levy for the installation of improvements affecting the Office Park assessed by any governmental body having jurisdiction thereof. The real estate tax obligation of the Tenant shall include any tax or imposition for parking lot usage which may be levied by any governmental body having jurisdiction thereof. In addition to its Proportionate Share of the above items, Tenant shall pay all real estate taxes assessed by the municipality on its Tenant Improvements, whether paid for by Landlord or Tenant.

(d) The annual insurance premiums charged to the Landlord for insurance coverage which insures the buildings in the Office Park. The insurance shall be for the full replacement value of all insurable improvements with any customary extensions of coverage including, but not limited to vandalism, malicious mischief, sprinkler damage, comprehensive liability, and insurance for one year’s rent. Any increase in the insurance premiums due to a change in rating of the Building which is solely attributable to Tenant’s use or due to special Tenant equipment, shall be paid entirely by the Tenant. Tenant expressly acknowledges that Landlord shall not maintain insurance on Tenant’s furniture, fixtures, machinery, inventory, equipment or other personal property.

8.2 During the first year of the lease term, the Landlord shall estimate the Common Area Expenses based upon its experience with similar buildings in the Office Park and its sound business judgment as to likely increases in such Expenses. Landlord shall furnish such estimate to the Tenant and Tenant shall pay its Proportionate Share monthly together with the Base Rent. Within ninety (90) days after expiration of the first calendar year of the lease term, the Landlord shall furnish to Tenant a detailed breakdown of the actual Common Area Expenses. Tenant shall have the right, within 60 days of receipt of the breakdown, and during normal business hours, to examine Landlord’s books and records with respect to the Common Area Expenses. In the event Tenant’s Proportionate Share shall be greater than the aggregate paid by the Tenant during the prior period,

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Tenant shall pay any difference, in one lump sum, within 30 days after demand. In the event Tenant shall have overpaid its Proportionate Share, any such overage shall be applied to the Common Area Expenses prospectively due under the Lease. This procedure shall be followed during each year of the lease term, and at the expiration of the Lease, any overage or underage shall be credited or paid after computation by the Landlord within 30 days, which obligation of Landlord and Tenant shall survive the expiration of the lease term. Subsequent to the first year of the Lease, in estimating the common Area Expenses for the coming year, Landlord shall take into account the actual Common Area Expenses for the prior year. Tenant’s Proportionate Share of Common Area Expenses for any calendar year, part of which falls within the term of this Lease and part of which does not, shall be appropriately prorated.

8.3 If at any time during the term of this Lease the method or scope of taxation prevailing at the commencement of the lease term shall be altered, Tenant’s Proportionate Share of such substituted tax or imposition shall be payable and discharged by the Tenant in the manner required pursuant to the law which shall authorize such change.

8.4 (a) The Tenant covenants and agrees that it will, at its sole cost and expense, carry liability insurance covering the Leased Premises in the minimum amount of $1,000,000.00 per accident for 1 person, $3,000,000.00 per accident for 2 or more persons, and a minimum amount of $300,000.00 for property damage. The Tenant shall add the Landlord as a party insured on such policy and will furnish Landlord with a certificate of said liability insurance prior to the Commencement Date, or if applicable, prior to its entry on to the Leased Premises for performance of any fit up work, whichever date first occurs. The certificate shall contain a clause that the policy will not be canceled except on 10 days written notice to the Landlord.

(b) Tenant shall at all times, at its own cost and expense, carry sufficient “All Risks” property insurance on a replacement cost basis to avoid any coinsurance penalties in applicable policies on all of Tenant’s furniture, furnishings, fixtures, machinery, equipment and installations as well as on any alterations or improvements made to the Leased Premises by Tenant at its own cost and expense subsequent to the Commencement Date. Such coverage is to include property undergoing additions and alteration, and shall cover the value of equipment and supplies awaiting

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installation. On as annual basis, Tenant shall furnish Landlord with certificates of the existence of such insurance.

8.5 The parties covenant and agree that the insurance policies required to be furnished in accordance with the terms and conditions of this Lease, or in connection with insurance policies which they obtain insuring such insurable interest as Landlord or Tenant may have in its own properties, whether personal or real, shall expressly waive any right of subrogation on the part of the insurer against the Landlord or Tenant. Landlord and Tenant each mutually waive all right of recovery against each other, their agents, or employees for any loss, damage or injury of any nature whatsoever to property or person for which either party is required by this Lease to carry insurance.

9. SIGNS

At its sole expense, the Tenant shall have the right to install at the Leased Premises, at a location to be approved by the Landlord, only such signs as are required by Tenant for the purpose of identifying the Tenant, which signs are compatible with the design plan for the complex of buildings at the Office Park and are approved by the Landlord. The signs shall comply with the rules and regulations of the applicable governmental boards and bureaus having jurisdiction thereof. The installation of such signs shall not cause any structural damage to the Building.

10. ASSIGNMENT AND SUBLETTING

10.1 The Tenant may not assign or sublet the Leased Premises or any part thereof, unless it shall first advise the Landlord in writing, by certified mail, return receipt requested. In such event, the Landlord shall have 45 days from receipt of such notice to elect to re-capture the Leased Premises and terminate the Lease or to consent to the assignment of the Lease or the sublease of the Leased Premises. If Landlord fails to respond in the 45 days, consent is deemed given. However, Tenant shall be permitted to assign this Lease or sublease the premises, without the consent of Landlord but with notice to Landlord, to (i) a wholly-owned subsidiary, or a parent (ii) any corporation, partnership, trust, limited liability company or similar entity under the direct or indirect control of Tenant (collectively, “Tenant’s Affiliates”); or (iii) any joint venture or similar arrangement as to which Tenant or Tenant’s Affiliates are a party. Subject to its right of recapture, Landlord shall not unreasonably withhold its consent to an assignment of this Lease to an entity that

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acquires substantially all of Tenant’s assets, provided that either (x) Chrysalis International Corporation (“International”) remains the guarantor of this Lease or (y) a person or entity is substituted for International as guarantor of this Lease (the “Substitute Guarantor”) which has a net worth at least equal to that of International at the time of the assignment, and provided further that the Substitute Guarantor assumes all of International’s obligations under its guaranty of this Lease. Upon such assumption, International shall be relieved of any further obligation under its guaranty of this Lease. Tenant shall reimburse Landlord for its reasonable attorneys’ fees actually incurred in negotiating the documentation for such assignment and substitution of guarantor.

10.2 If Landlord elects to recapture the Leased Premises, Tenant shall surrender the Leased Premises no later then 90 days after Landlord’s written notice of its election to recapture.

10.3 In connection with any permitted assignment or subletting, (i) the Tenant shall pay monthly to the Landlord one-half of any increment in rent received by Tenant per square foot over the rent then in effect during the year of the assignment or subletting, which payment shall be made monthly together with the required rent hereunder, and (ii) if Tenant receives any consideration for value attributable to such assignment or subletting, Landlord shall be paid 50% of any such consideration or value within 10 days after receipt of the same by Tenant. Deducted from the consideration payable by Tenant to Landlord shall be Tenant’s actually incurred documented reasonable costs directly related to the subletting or assigning, including without limitation, real estate brokerage commissions and fees, reasonable attorneys’ fees and build-out costs. As a condition hereunder, Tenant warrants and represents to Landlord that it will furnish to Landlord a copy of all pertinent documents with respect to any such assignment or subletting so as to establish Tenant’s obligation to Landlord hereunder.

10.4 In the event of any assignment or subletting permitted by the Landlord, the Tenant shall remain and be directly and primarily responsible for payment and performance of the within Least obligations (except as contemplated by Section 10.1, above where there is an assignment to an entity that acquires substantially all of Tenant’s assets and there is a Substitute Guarantor), and the Landlord reserves the right, at all times, to require and demand that the Tenant pay and perform the terms and conditions of this Lease. No such assignment or subletting shall be made to any Tenant who shall occupy the Leased Premises for any use other than that which is permitted to the Tenant

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pursuant to Paragraph 6, above, or for any use which may be deemed disreputable or extra hazardous, or which would in any way violate applicable laws, ordinances or rules and regulations of governmental boards and bodies having jurisdiction.

11. FIRE AND CASUALTY

11.1 In case of any damage to or destruction of any portion of the Building of which the Leased Premises is a part by fire or other casualty occurring during the term of this lease (or previous thereto), which shall render at least 1/3 of the floor area of the Leased Premises untenantable or unfit for occupancy, which damage cannot be repaired within 120 days from the happening of such casualty, using reasonable diligence (“Total Destruction”) then the term hereby created shall, at the option of either of the parties, upon written notice to the other within 15 days of such fire or casualty, cease and become null and void from the date of such Total Destruction. In such event the Tenant shall immediately surrender the Leased Premises to the Landlord and this Lease shall terminate. The Tenant shall only pay rent to the time of such Total Destruction. However, in the event of Total Destruction if the parties shall elect not to cancel this lease within the 15 day period the Landlord shall repair and restore the same to substantially the same condition as it was prior to the damage or destruction, with reasonable speed and dispatch. The rent shall not be accrued after said damage or while the repairs and restorations are being made, but shall recommence immediately after restoration of the Leased Premises to “Substantial Completion” as hereinbefore defined. In any case where Landlord must restore, consideration shall be given for delays which would justify non-performance under the Force Majeure paragraph in this Lease. Whether or not this Lease has been terminated as a result of a casualty, in every instance, all insurance proceeds payable as a result of damage or destruction to the Building shall be paid to Landlord as its sole and exclusive property.

11.2 In the event of any other casualty which shall not be tantamount to Total Destruction the Landlord shall repair and restore the Building and the Leased Premises to substantially the condition as they were prior to the damage or destruction, with reasonable speed and dispatch. The rent shall abate or be equitable apportioned as to any portion of the Leased Premises which shall be unfit for occupancy by the Tenant, or which cannot be used by the Tenant to conduct it business. The rent shall recommence immediately after restoration of the Leased Premises to “Substantial Completion” as hereinbefore defined.

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11.3 In the event of any uninsured casualty (which is not uninsured as a result of Landlord’s failure to renew a policy), the Landlord may elect to treat the casualty as though it had insurance or it may terminate the lease. If it treats the casualty as though it had insurance then the provisions of this paragraph shall apply. The Landlord shall serve a written notice upon the Tenant within 15 days of the casualty specifying the election which it chooses to make.

11.4 In the event the Landlord rebuilds, the Tenant agrees, at its cost and expense, to forthwith remove any and all of its equipment, fixtures, stock and personal property in order to permit Landlord to expedite the construction. The Tenant shall assume at its sole risk the responsibility for damage to or security of such fixtures and equipment in the event that any portion of the building area has been damaged and is not secure.

12. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

12.1 (a) The Tenant agrees that upon acceptance and occupancy of the Leased Premises, it will, at its own cost and expense, comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Municipal governments arising from the operations of Tenant at the Leased Premises. The Tenant also agrees that it will not commit any nuisance, and will dispose of all garbage and waste in connection with its operations so as to avoid unreasonable emissions of dirt, fumes, odors or debris.

(b) The Tenant agrees, at its own cost and expense, to comply with such regulations or requests as may be required by the fire or liability insurance carriers providing insurance for the Leased Premises, and the Board of Fire Underwriters, in connection with Tenant’s use and occupancy of the Leased Premises; provided, however, that if any such regulation or request is of general applicability and requires a capital improvement (i.e. the capital improvement is not requested or required as a result of Tenant’s specific use of or operations at the Leased Premises) then Tenant shall only be responsible for the payment of that portion of the capital expenditure as the remaining balance of the term bears to the useful life of the capital expenditure, and Landlord shall be responsible for the payment of the difference. Tenant’s portion of the capital improvement shall be amortized over the balance of the term of this Lease, and shall be payable in monthly installments on the first day of each month.

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12.2 In case the Tenant shall fail to comply with all material provisions of the aforesaid statutes, ordinances, rules, orders, regulations and requirements then the Landlord may, after 10 days’ notice (except for emergency repairs, which may be made immediately), enter the Leased Premises and take any reasonable actions to comply with them, at the cost and expense of the Tenant. The cost thereof shall be added to the next month’s rent and shall be due and payable as such, or the Landlord may deduct the same from the balance of any sum remaining in the Landlord’s hands. This provision is in addition to the right of the Landlord to terminate this Lease by reason of any default on the part of the Tenant. However, in the event that all necessary repairs are made by Tenant, the initial failure to comply with the aforesaid laws and regulations shall not constitute an event of default.

12.3 Tenant expressly covenants and agrees to indemnify, defend and save the Landlord harmless against any claim, damage, liability, cost, penalties, or fines which the Landlord may suffer as a result of air, ground or water pollution caused by the Tenant in its use of the Leased Premises. The Tenant covenants and agrees to notify the Landlord immediately of any claim or notice served upon it with respect to any claim that the Tenant is causing air, ground or water pollution; and the Tenant shall take immediate steps to halt, remedy or cure any pollution of air, ground or water caused by the Tenant by its use of the Leased Premises.

12.4 Tenant expressly covenants and agrees to fully comply with the provisions of the New Jersey Industrial Site Recovery Act (N.J.S.A.13:1K-6 et seq.) “ISRA”, and its regulations, prior to the termination of the Lease or at any time that any action of the Tenant triggers the applicability of ISRA. In particular, the Tenant agrees that it shall comply with the provisions of ISRA in the event of any “closing, terminating or transferring” of Tenant’s operations, as defined by and in accordance with the ISRA regulations. In the event evidence of such compliance is not delivered to the Landlord prior to surrender of the Leased Premises by the Tenant to the Landlord, it is understood and agreed that the Tenant shall be liable to pay to the Landlord an amount equal to two times the Base Rent then in effect, together with all applicable Additional Rent from the date of such surrender until such time as evidence of compliance with ISRA has been delivered to the Landlord, and together with any costs and expenses incurred by Landlord in enforcing Tenant’s obligations under this paragraph. Evidence of compliance, as used herein, shall mean a “letter of non-applicability” issued by the New

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Jersey Department of Environmental Protection (“NJDEP”), an approved “negative declaration” or a “remedial action work plan” which has been fully implemented and approved by the NJDEP. Evidence of compliance shall be delivered to the Landlord, together with copies of all submission made to the NJDEP, including all environmental reports, test results and other supporting documentation. In addition to the above, Tenant agrees that it shall cooperate with Landlord in the event ISRA is applicable to any portion of the property of which the Leased Premises are a part. In such case, Tenant agrees that it shall fully cooperate with Landlord in connection with any information or documentation which may be requested by the NJDEP. In the event that any remediation of the Property is required in connection with the conduct by Tenant of its business at the Leased Premises, Tenant expressly covenants and agrees that it shall be responsible for that portion of the remediation which is attributable to the Tenant’s operation. Tenant hereby represents and warrants that its Standard Industrial Classification No. is 8731 and that Tenant shall not generate, manufacture, refine, transport, treat, store, handle or dispose of “hazardous substances” as the same are defined under ISRA and the regulations promulgated pursuant thereto, except in strict compliance with all governmental rules, regulations and procedures. Tenant hereby agrees that it shall promptly inform Landlord of any change in its SIC number, and obtain Landlord’s consent for any voluntary change in its SIC number which would subject the Leased Premises to ISRA, and obtain Landlord’s consent for any change in the nature of the business to be conducted in the Leased Premises. The within covenants shall survive the expiration or earlier termination of the lease term.

13. INSPECTION BY LANDLORD

The Tenant agrees that the Landlord shall have the right to enter into the Leased Premises at all reasonable hours for the purpose of examining the same upon reasonable advance notice of not less than 24 hours (except in the event of emergency), or to make such repairs as are necessary, subject to the provisions of the last sentence of this Paragraph. Any repairs shall not unduly interfere with Tenant’s use of the Leased Promises. Unless Tenant permits otherwise, Landlord shall only enter the non-office portions of the Leased Premises: (a) when accompanied by a duly-authorized representative of Tenant; (b) when wearing any and all protective clothing or equipment that Tenant may require Landlord to wear to alleviate disturbance of Tenant’s operations in such non-office

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portions, (c) at hours and in a manner which will not disturb or unduly interfere with Tenant’s operations in such non-office portions; and (d) accompanied by a representative of Tenant.

14. DEFAULT BY TENANT

14.1 Each of the following shall be deemed a default by Tenant and a breach of this lease:

(a)	(1) filing of a petition by the Tenant for adjudication as a bankrupt, or for reorganization, or for an arrangement under any federal or state statute, except in a Chapter 11 Bankruptcy where the Base Rent and Additional Rent stipulated herein is being paid and the terms of the lease are being complied with;

(2)	dissolution or liquidation of the Tenant;

(3)	appointment of a permanent receiver or a permanent trustee of all or substantially all of the property of the Tenant, if such appointment shall not be vacated within 60 days, provided the Base Rent and Additional Rent stipulated herein is being paid and the terms of the lease are being complied with, during said 60 day period;

(4)	taking possession of the property of the Tenant by a governmental officer or agency pursuant to statutory authority for dissolution, rehabilitation, reorganization or liquidation of the Tenant if such taking of possession shall not be vacated within 60 days, provided the rent and Additional Rent stipulated herein is being paid and the terms of the lease are being complied with, during said 60 day period;

(5)	making by the Tenant of an assignment for the benefit of creditors;

(6)	abandonment, desertion or vacation of the Leased Premises by the Tenant, unless Tenant gives Landlord proof of the arrangement for periodic inspections of the Leased Premises so as assure compliance with Tenant’s obligations for maintenance and repair of the Leased Premises.

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(b) Default in the payment of the rant or Additional Rent herein reserved or any part thereof, which continues for 10 days.

(c) A default in the performance of any other covenant or condition of this Lease on the part of the Tenant to be performed for a period of 30 days after notice. However, no default on the part of Tenant shall be deemed to exist if it diligently commences efforts to rectify same and Landlord is indemnified against loss or liability arising from the default.

14.2 In the event of any default set forth above, Landlord may sere a written notice upon the Tenant electing to terminate this lease upon a specified date not less than 10 days after the date of serving such notice and this Lease shall then expire on the date so specified as if that date had been originally fixed as the expiration date of the term herein granted.

14.3 In case this Lease shall be terminated Landlord or its agents may, immediately or any time thereafter, re-enter and resume possession of the Leased Premises or such part thereof and remove all persons and property therefrom, either by summary proceedings or by a suitable action or proceeding at law, without being liable for any damages therefor. No re-entry by Landlord shall be deemed an acceptance of a surrender of this lease. However, if the Tenant is in default and moves out, or is dispossessed, and fails to remove any property, machinery, equipment and fixtures or other property within 10 days after such default, dispossession or removal, then and in that event, the said property, machinery, equipment and fixtures or other property shall at the option of the Landlord, be deemed to be abandoned, or the Landlord may remove such property and charge the reasonable cost and expense of removal and storage to the Tenant. The Tenant shall be liable for any damage which it causes in the removal of said property from the Leased Premises.

14.4 In case this Lease shall be terminated Landlord may relet the whole or any portion of the Leased Premises, for any period equal to or greater or less than the remainder of the then current term, for any sum which it may deem reasonable, to any tenant which it may deem suitable and satisfactory, and for any use and purpose which it may deem appropriate. Landlord shall make reasonable efforts to mitigate its damages and to relet the Leased Premises in connection with any such lease Landlord may make such changes in the character of the improvements on the Leased Premises as Landlord may determine to be appropriate or helpful in effecting such lease and may

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grant concessions or free rent. Landlord shall not in any event be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises.

14.5 In the event this Lease is terminated and whether or not the Leased Premises be relet, Landlord shall be entitled to recover from the Tenant all rent due and all expenses, including reasonable counsel fees, incurred by Landlord in recovering possession of the Leased Premises, and all reasonable costs and charges for the care of the Leased Premises while vacant, which damages shall be due at such time as they are incurred by Landlord; and a sum equal to all damages set forth in this Paragraph 14 and in Paragraph 15. Without any previous notice or demand, separate actions may be maintained by Landlord against Tenant from time to time to recover any damages which have become due and payable to the Landlord without waiting until the end of the term.

15. LIABILITY OF TENANT FOR DEFICIENCY

In the event that the relation of the Landlord and Tenant terminates by reason of

(a) a default by the Tenant and the re-entry of the Landlord as permitted herein;

(b) by the ejectment of the Tenant by summary proceedings or other judicial proceedings; it is hereby agreed that the Tenant shall remain liable to pay in monthly payments the rent and any other charges which shall accrue. The Tenant expressly agrees to pay as damages for such breach of this Lease the difference between the rent reserved and the rent received, if any, by the Landlord, during the remainder of the unexpired term.

16. NOTICES

All notices required by this Lease shall be given by certified mail, return receipt requested, overnight courier with signature required of the Landlord, or personal delivery with receipt, at the address set forth on the first page of this lease, and/or such other place as the parties may designate in writing; provided, however, that upon the Commencement Date, notice shall be given to Tenant at the Leased Premises. A duplicate of any notice to Tenant shall be given to its corporate offices at: 573 Route 28, Raritan, New Jersey 08869. All notices sent by certified mail shall be deemed given three (3) days after deposit in the U.S. Mail.

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17. NON-WAIVER BY PARTIES

The failure of either party to insist upon the strict performance of any of the terms of this Lease, or to exercise any option contained herein, shall not be construed as a waiver of any such term. Acceptance by either party of performance of anything required by this Lease to be performed, with the knowledge of the breach of any term of this Lease, shall not be deemed a waiver of such breach, nor shall acceptance of rent by Landlord in a lesser amount than is due (regardless of any endorsement on any check, or any statement in any letter accompanying my payment of rent) be construed either as an accord and satisfaction or in any manner other than as payment on account of the earliest rent then unpaid by Tenant. No waiver by either party of any term of this Lease shall be deemed to have been made unless expressed in writing and signed by the party making the waiver.

18. RIGHT OF TENANT TO MAKE ALTERATIONS AND IMPROVEMENTS

Upon advance notice to Landlord as to the particulars thereof, Tenant may make nonstructural alterations, additions or improvements to the Leased Premises, provided the aggregate cost of same shall be less than One Hundred Thousand ($100,000.00) Dollars, provided that no such change shall involve changing of the door locks or window coverings of an alteration of access to the Leased Premises (which changes shall require the consent of Landlord). If greater than $100,000, then Tenant must obtain the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. Tenant shall furnish to Landlord as-built drawings of any alterations, additions or improvements which are made, with an adjustment of rent applicable to any change in the character of the space, such as from warehouse to office. Landlord agrees to review any alteration, addition, or improvements proposed by Tenant within 10 days of receipt of plans and specifications, and advise Tenant of its decision. If Landlord does not respond within ten (10) days of receipt of plans and specifications, consent shall be deemed to have been given. Any approval given is not intended to subject the Landlord’s property to liability under any lien law. Tenant shall be responsible for obtaining at its own cost and expense all licenses, permits and approvals that may be required by any governmental entity having jurisdiction over the approved alterations, additions and/or improvements. Landlord’s approval shall indicate whether Tenant is required to remove the proposed alteration or improvement at the end of the term; provided, however, that even if Landlord fails to indicate such requirement, it may nevertheless require the alteration or improvement to be removed by Tenant upon notice given not less than six (6) months prior to the end of the term, if the

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alteration or improvement has deteriorated beyond normal wear and tear or would otherwise constitute a nuisance or health hazard if the same were to remain in the Leased Premises after the end of the term; it being understood and agreed, however, that no deterioration beyond normal wear and tear shall be permitted by Tenant during the last six months of the term.

19. NON-LIABILITY OF LANDLORD

Subject to the provisions of Paragraph 8.5, unless caused by Landlord’s negligence, Tenant agrees to assume all risk of damage to its property, equipment and fixtures occurring in or about the Leased Premises, whatever the cause of such damage or casualty. Landlord shall not be liable for any damage or injury to property or person caused by or resulting from steam, electricity, gas, water, rain, ice or snow, or any leak or flow from or into any part of the Building or from any damage or injury resulting or arising from any other cause or happening whatsoever, unless arising from negligence of Landlord, its agents, employees or invitees.

20. RESERVATION OF EASEMENT

Landlord reserves the right, easement and privilege to enter the Leased Premises in order to install, at its own cost and expense, any storm drains and sewers and/or utility lines as may be required by the Landlord. It is understood and agreed that if such work as may be required by Landlord requires an installation to the common areas which may displace any paving, lawn, seeded area or shrubs the Landlord shall, at its own cost and expense, restore or redesign said paving, lawn, seeded area or shrubs. The Landlord covenants that the foregoing work shall not unreasonably interfere with the normal operation of Tenant’s business.

21. STATEMENT OF ACCEPTANCE

Upon the delivery of the Leased Premises to the Tenant the Tenant covenants and agrees that it will furnish to Landlord a statement which shall set forth the Date of Commencement and the Date of Expiration of the lease term.

22. FORCE MAJEURE

Except for the obligation of the Tenant to pay rent and other charges, the period of time during which the Landlord or Tenant is prevented from performing any act required to be performed

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under this Lease by reason of fire, catastrophe, strikes, lookouts, civil commotion, acts of God, weather conditions, government prohibitions or preemptions or embargoes, inability to obtain material or labor by reason of governmental regulations, the act or default of the other party, or other events beyond the reasonable control of Landlord or Tenant, as the case may be, shall be added to the time for performance of such act.

23. STATEMENTS BY LANDLORD AND TENANT

Landlord and Tenant agree at any time and from time to time upon not less than five (5) days’ prior notice from the other to execute, acknowledge and deliver to the party requesting same, a statement in writing, certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that it is not in default (or if claimed to be in default, stating the amount and nature of the default) and specifying the dates to which the basic rent and other charges have been paid in advance.

24. CONDEMNATION

24.1 If due to condemnation, (i) more than 15% of the Leased Premises is taken or rendered untenantable, or (ii) more than 25% of the ground is taken (including parking areas, but excluding front, side and rear set back areas) and, in Landlord’s opinion, said taking unreasonably or unduly interferes with the use of the Leased Premises, the lease term created shall terminate from the date when the authority exercising the power of eminent domain takes or interferes with the use of the Property. The Tenant shall be responsible for the payment of rent until the time of surrender. In any event, no part of the Landlord’s condemnation award shall be claimed by the Tenant. Without diminishing Landlord’s award, the Tenant shall have the right to make a claim against the condemning authority for such independent claim which it may have for business interruption and/or moving expense, but in no event shall Tenant’s claim serve to decrease the amount of Landlord’s entitlement to the condemnation award.

24.2 In the event of any partial taking which would not be cause for termination of the Lease, or in the event of any partial taking in excess of the percentages provided above and Tenant retains the balance of the Leased Premises remaining after such taking, then the rent shall abate in an

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amount to be mutually agreed upon between the Landlord and Tenant based on the relationship that the character of the property prior to the taking bears to the property which shall remain after the condemnation. The Landlord shall, to the extent permitted by applicable law and as the same may be practicable promptly make such repairs and alterations in order to restore the Building and/or improvements to usable condition to the extent of any condemnation award received by Landlord.

25. LANDLORD’S REMEDIES

25.1 The rights and remedies given to the Landlord in this lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by the Landlord, shall be deemed to be in exclusion of any of the others.

25.2 In addition to any other legal remedies for violation or breach of this lease by the Tenant or by anyone holding or claiming under the Tenant such violation or breach shall be restrainable by injunction at the suit of the Landlord.

25.3 No receipt of money by the Landlord from any receiver, trustee or custodian or debtors in possession shall reinstate, continue or extend the term of this lease or affect any notice theretofore given to the Tenant, or to any such receiver, trustee custodian or debtor in possession, or operate as a waiver or estoppel of the right of the Landlord to recover possession of the Leased Premises for any of the causes therein enumerated by any lawful remedy; and the failure of the Landlord to enforce any covenant or condition by reason of its breach by the Tenant shall not be deemed to void or affect the right of the Landlord to enforce the same covenant or condition on the occasion of any subsequent default or breach.

26. QUIET ENJOYMENT

The Landlord covenants that the Tenant, on paying the rental and performing the covenants and conditions contained in this Lease, may peaceably and quietly have, hold and enjoy the Leased Premises for the Lease term, subject to the provisions hereof.

27. SURRENDER OF PREMISES

On the last day, or earlier permitted termination of the Lease term, Tenant shall quit and surrender the Leased Premises in good and orderly condition and repair (reasonable wear and tear,

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and damage by fire or other casualty excepted) and shall deliver and surrender the Leased Premises to the Landlord peaceably, together with all alterations and improvements to the Leased Premises. Subject to the provisions of Paragraph 18, the Landlord reserves the right, however, to require the Tenant at its cost and expense to remove any alterations or improvements installed by the Tenant, and restore the Leased Premises to its original state, normal wear and tear excepted. Prior to the expiration of the Lease term the Tenant shall remove all of its property, fixtures, equipment and trade fixtures from the Leased Premises. All property not removed by Tenant shall be deemed abandoned by Tenant, and Landlord reserves the right to charge the reasonable cost of such removal to the Tenant. Unless Landlord and Tenant mutually acknowledge in writing that they are then engaged in good faith negotiations for an extension of this Lease, if the Leased Premises are not surrendered at the end of the Lease term, the Tenant shall be liable for 150% of the rent then payable at such time, and Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Leased Premises, including, without limitation any claims made by any succeeding tenant founded on the delay, and any loss of income suffered by Landlord. Within thirty (30) days after cessation of the good faith negotiations without any agreement for the extension of this Lease having been achieved, the Tenant shall become liable in accordance with the immediately preceding sentence. These covenants shall survive the termination of the Lease.

28. INDEMNITY

Anything in this Lease to the contrary notwithstanding, and without limiting the Tenant’s obligation to provide insurance hereunder the Tenant covenants and agrees that it will indemnify, defend and save harmless the Landlord against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including without limitation reasonable attorneys’ fees, which may be imposed upon or incurred by Landlord by reason of any of the following occurring during the term of this Lease:

(a) Any matter, cause or thing arising out of Tenant’s use, occupancy, control or management of the Leased Premises and any part thereof unless arising from negligence of Landlord, its agents, employees or invitees;

(b) Any negligence on the part of the Tenant or any of its agents, contractors, servants, employees, licensees or invitees;

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(c) Any accident, injury, damage to any person or property occurring in, or about the Leased Premises, unless arising from negligence of Landlord, its agent, employees or invitees;

(d) Any failure on the part of Tenant to perform or comply with any of its covenants, agreements, terms or conditions contained in this Lease.

Landlord shall promptly notify Tenant of any such claim asserted against it and shall promptly send to Tenant copies of all papers or legal process served upon it in connection with any action or proceeding brought against Landlord.

29. BIND AND INURE CLAUSE

The terms, covenants and conditions of this Lease shall be binding; upon, and intro to the benefit of, each of the parties hereto and their respective heirs, successors and assigns.

30. INCLUSIONS

The neuter gender when used herein, shall include all persons and corporations, and words used in the singular shall include words in the plural where the text of the instrument so requires.

31. DEFINITION OF TERM “LANDLORD”

When the term “Landlord” is used in this Lease it shall be construed to mean and include only the owner of title to the Building. Upon the transfer by the Landlord of the title, the Landlord shall advise the Tenant in writing by certified mail, return receipt requested, of the name of the Landlord’s transferee. In such event, the Landlord shall be automatically freed and relieved from and after the date of such transfer of title of all personal liability with respect to the performance of any of the covenants and obligations on the part of the Landlord herein contained to be performed, provided any such transfer and conveyance by the Landlord is expressly subject to the assumption by the transferee of the obligations of the Landlord hereunder. Notwithstanding the foregoing, Landlord shall remain liable for the guaranty set forth in Paragraph 7.1 (b) in the event that the transferee fails in its performance thereof.

32. COVENANTS OF FURTHER ASSURANCES

If, in connection with obtaining financing for the property of which the Leased Premises are apart, the mortgage lender shall request reasonable modifications in this lease as a condition to such

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financing, Tenant will not unreasonably withhold, delay or refuse its consent thereto, provided that such modifications do not in Tenant’s reasonable judgment increase the obligations of Tenant hereunder in any significant manner or materially adversely affect the leasehold interest hereby created or Tenants use and enjoyment of the Leased Premises.

33. COVENANT AGAINST LIENS

Tenant agrees that it shall not encumber, or permit to be encumbered, the Leased Premises or the fee thereof by any lien charge or encumbrance, and Tenant shall have no authority to mortgage or hypothecate this Lease in any way whatsoever. Any violation of his Paragraph shall be considered a breach of this Lease.

34. SUBORDINATION

This Lease shall be subject and subordinate at all times to the lien of any mortgages or ground leases or other encumbrances now or hereafter placed on the land and Building and Leased Premises without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination, provided that Landlord obtains a subordination, Attornment and nondisturbance agreement (a “SNDA Agreement”) from any such mortgagee or ground lessee, Tenant agrees to execute such further documents evidencing the subordination of the Lease to the lien of any mortgage or ground lease as shall be desired by Landlord. Tenant appoints Landlord the attorney in fact of the Tenant irrevocably, to execute and deliver any such instrument or instruments for and in the name of Tenant. Unless and until Landlord obtains a SNDA Agreement, Tenant shall not be required to pay rent; however, if it elects not to pay rent, it shall not be permitted to occupy the Leased Premises.

35. EXCULPATION OF LANDLORD

Neither Landlord nor its principals shall have any personal obligation for payment of any indebtedness or for the performance of any obligation under this Lease. The performance of Landlord’s obligations expressed herein may be enforced only against the Leased Premises, and the rents, issues and profits thereof. The Tenant agrees that no deficiency judgment or other judgment for money damages shall be entered by it against the Landlord or its principals personally in any action.

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36. NET RENT

It is the intent of the Landlord and Tenant that this Lease shall yield, net to Landlord, the rent specified and all Additional Rent and charges in each month during the term of the Lease, and that all costs, expenses and obligations of every kind relating to the Lease Premises shall be paid by the Tenant, unless expressly assumed by the Landlord.

37. SECURITY

As security for the full and faithful performance of its obligations under this Lease, Tenant shall deposit with Landlord a sum equal to the Base Rent for the first year of the term, as follows: the sum of $307,560 upon the execution date of this Lease, and a like sum on October 15, 1998, January 15, 1999, and the Commencement Date of this Lease. Said four installments equal the sum of $1,230,240.00 which is projected to be the Base Rent for the first year of the Term, assuming that the Construction Budget equals $185.00 per square foot. In substitution for cash, Tenant may deliver a clean irrevocable letter of credit (an “LC”), each in the foregoing amounts (or a substitute LC equal to the amount of the prior LC plus the next quarterly amount due). The letter(s) of credit shall be payable upon presentation of a sight draft in New Jersey, shall have an “evergreen” provision, shall be issued by a bank satisfactory to Landlord, and shall otherwise be in form satisfactory to Landlord and its counsel. At such time as the Base Rent is finally established, the preceding installments shall be appropriately adjusted so that the LC (or the total of the LC’s, if applicable) equals the Base Rent for the first year of the term of this Lease. Provided that the Tenant is not in default hereunder and has performed all the conditions of this Lease: upon the second anniversary date of the Commencement Date, the LC shall be decreased by 33%; upon the third anniversary date of the Commencement Date, the LC the shall be further reduced by 33%; and upon the fourth anniversary date of the Commencement Date, the LC shall he returned to the Tenant; provided, however, that simultaneously therewith, Tenant shall deposit with Landlord a sum equal to two (2) months’ then Base Rent attributable to the original Leased Premises, as security for the full and faithful performance of its obligations under the Lease. Upon termination of this Lease, and providing the Tenant is not in default hereunder and has performed all of the conditions of this Lease, the Landlord shall return the security deposit to the Tenant. Tenant covenants and agrees that it will not assign, pledge, hypothecate, mortgage or otherwise encumber the security during the term of this Lease. It is

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expressly understood and agreed that the Landlord shall not be required to segregate the security, nor shall Tenant be entitled to any interest thereon. Landlord shall have the right to realize upon the cash security deposit and the letter of credits in any order that it may choose.

38. BROKERAGE

The parties mutually represent to each other that no broker is entitled to a commission and that neither party dealt with any broker in connection with the within Lease other than Insignia/Edward S. Gordon as represented by Ward Greer. In the event either party violates this representation, it shall indemnify and defend the other party harmless from all claims and damages. Landlord shall pay Insignia/Edward S. Gordon a commission in accordance with a separate agreement.

39. LATE CHARGES

In addition to any other remedy a late charge of 1 ½% per month, retroactive to the date rent or other charges were due, shall be due and payable, without notice from Landlord, on any portion of rent or other charges not paid within 5 days of the due date.

40. PRESS RELEASES

Landlord shall have the right to announce the execution of this Lease, the parties hereto, and the real estate brokers involved in such press releases as Landlord shall deem advisable. In addition Tenant shall permit Landlord to use its name and photographs of the Leased Premises (all photographs being subject to Tenant’s prior consent) in Landlord’s marketing brochures and materials, and Tenant agrees to reasonably cooperate with Landlord in such regard, but at no cost or expense to Tenant.

41. Performance of Work for Tenant Improvements by Approved Contractor.

41.1 If pursuant to Paragraph 3.1(a)(iii)B) the Approved Contractor performs the work for the Tenant Improvements, the terms of this Paragraph 41 shall prevail, and take precedence over all other inconsistent provisions set forth in this Lease.

41.2 The Commencement Date shall occur on the earlier of Substantial Completion of the Leased Premises or April 15, 1999, notwithstanding Paragraph 22.

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41.3 Landlord shall have no obligation to guaranty the work for the Tenant Improvements as set forth in Paragraph 7.1(b) nor complete any punch list items with respect thereto, it being expressly agreed and understood that Tenant shall look solely to the Approved Contractor for any defects regarding the work for the Tenant Improvements.

41.4. Landlord’s Allowance shall be advanced to Tenant in equal monthly installments based upon the number of calendar months projected for completion of the Work for the Tenant Improvements, and shall be limited to $100 per square foot for Improved Space.

41.5 The Work for the Tenant Improvements shall be promptly completed in a good and workmanlike manner and in compliance with all legal requirements. Tenant shall be responsible for obtaining all necessary building permits and approvals; however, Landlord agrees to cooperate with Tenant in such regard.

41.6 During construction of the Work for the Tenant Improvements Tenant shall maintain and/or cause the Approved Contractor to maintain comprehensive general liability insurance as described in Paragraph 8.4, builder’s risk insurance, worker’s compensation and employer’s liability insurance, all naming Landlord as an additional insured where applicable, and with carriers and policy limits reasonably satisfactory to Landlord. Certificates of such insurance coverages shall be furnished to Landlord prior to commencement of the Work for the Tenant Improvements.

41.7 The provisions of Paragraph 28 shall be effective upon commencement of the Work for the Tenant Improvements.

42. Waiver of Jury Trial

Landlord and Tenant both irrevocably waive a trial by jury in any action or proceeding between them or their successors or assigns arising out of this Lease or any of its provisions, or Tenant’s use or occupancy of the Leased Premises.

43. Laws of New Jersey

Without regard to principles of conflicts of laws, the validity, interpretation, performance and enforcement of this Lease shall be governed by and construed in accordance with the laws of the

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State of New Jersey. The sole and exclusive venue for any dispute between the parties shall be in Middlesex County, New Jersey.

IN WITNESS WHEREOF, the parties hereto have executed this document on the date first above written.

Date: 9-3-98	CEDAR BROOK II CORPORATE CENTER, L.P., Landlord

	By:	/s/ signature illegible

Date: 8-31-98	CHRYSALIS DNX TRANSGENIC SCIENCE CORP., Tenant

	By:	/s/ Paul J. Schmidt

Paul J. Schmidt President

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SCHEDULE A

DESCRIPTION

SCHEDULE B

LIST OF APPROVED CONTRACTORS

The Henderson Company

Torcon

Turner Construction

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”), made as of August 5, 1999, between CEDAR BROOK II CORPORATE CENTER, L.P., 1000 Eastpark Boulevard, Cranbury, New Jersey 08512 (“Landlord”); and DNX TRANSGENIC SCIENCE CORP., having an address at 303 College Road East, Princeton, New Jersey 08540, and PHOENIX INTERNATIONAL LIFE SCIENCES, INC., having an address at 2350 Cohen Street, Saint-Laurent, Montreal, Quebec, Canada H4R 2N6, (collectively “Tenant”).

W I T N E S S E T H:

WHEREAS, the Landlord entered into a certain lease agreement with Chrysalis DNX Transgenic Science Corp. dated August 31, 1998 (the “Original Lease”) respecting a portion of 5 Cedar Brook Drive, Cranbury, New Jersey 08512, (the “Building”) constituting a portion of the office/industrial park known as CEDAR BROOK CORPORATE CENTER (“Office Park”); and

WHEREAS, the parties hereto wish to amend the Original Lease; and

WHEREAS, on or about April 30, 1999, Phoenix International Life Sciences, Inc. (“Phoenix”) acquired Chrysalis DNX Transgenic Sciences Corp., which is now known as DNX Transgenic Science Corp., and which is a wholly-owned subsidiary of Phoenix; and

WHEREAS, Tenant by the execution of this First Amendment assumes all of the rights, duties and obligations of the tenant in connection with the Original Lease, as herein amended (the “Lease”).

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Landlord and Tenant do hereby mutually covenant and agree as follows:

1. LEASED PREMISES. Paragraph 1.1 of the Original Lease is hereby deleted in its entirety, and the following is substituted therefore:

1.1 The leased premises shall consist of 41,200 rentable square feet in the Building, consisting of approximately 3,900 square feet of unimproved space (the “Expansion Space”); all other leased space being sometimes hereinafter referred to as (“Improved Space”), and 37,300 square feet of Improved Space measured from outside of glass to center line of common wall, of laboratory/office space, as identified on the plans heretofore agreed to by Landlord and Tenant (collectively, the “Leased Premises”), together with all improvements to be constructed thereon by the Landlord for the use of the Tenant, and all improvements, tenements, hereditaments, fixtures and rights and privileges appurtenant thereto, and any and all fixtures and equipment which are to be installed in said Building by the Landlord for the use of the Tenant in its occupancy of the Leased Premises and any other expansion space. Tenant shall also have the right to use all common areas of the Building and the Office Park in a similar manner as other Office Park tenants.

2. Paragraph 2.1 TERM OF LEASE of the Original Lease is hereby amended to provide that Substantial Completion of the Leased Premises shall occur in two (2) phases, (“Phase I” and “Phase II”), which are projected to occur during August 1999 and on October 1, 1999, respectively. The term “Commencement Date” shall mean the first day of the next succeeding month following the occurrence of all of the following conditions:

(a) Landlord shall have achieved Substantial Completion (as that term is defined in Paragraph 3.2 of the Original Lease) of Phase I, and

(b) Water, gas, and electricity utility service shall be available to Phase I of the Leased Premises and in working order.

The term of the Lease shall end on the last day of the month in which occurs the tenth (10th) anniversary of the Substantial Completion of Phase II.

Tenant’s right to cancel the Lease set forth in Paragraph 2.1 of the Original Lease is hereby deleted.

3. Paragraph 3 CONSTRUCTION of the Original Lease is hereby amended so as to:

(a) recognize that Landlord and Tenant have agreed upon the Plans and the Construction Budget and that the Landlord is performing the Tenant Improvement Work;

(b) recognize that the cost of Tenant’s Improvements for the Improved Space is Two Hundred Eight ($208.00) Dollars per square foot; that Tenant’s Cost Share (as defined in Paragraph 3.1(b) of the Original Lease) is Twenty-Three ($23.00) Dollars per square foot—the Landlord’s allowance for the construction costs of Tenant’s Improvements being One Hundred Eighty-Five $185.00) Dollars per square foot; the Tenant’s Cost Share will be adjusted, if appropriate, to reflect change orders and value-engineering credits;

(c) delete (d) of Paragraph 3.1 in its entirety dealing with “Unimproved Space” and substitute the following:

If the Tenant desires to construct the Expansion Space, and have been and are current in all payments under the terms of this Lease Agreement, the Landlord shall construct the space and shall allow the Tenant an allowance of $100 per square foot. Any construction costs in excess of such allowance shall be the responsibility of the Tenant a shall comprise Tenant’s Cost Share. The Base Rent shall be $26.00 per square foot plus six and one-half cents ($0.065) for each month that elapses between the Commencement Date and the date of Substantial Completion of the Expansion Space. Alternatively, the Tenant will have the option to perform themselves the construction of the Expansion Space. Prior to commencement of work, the Tenant must submit drawings to the Landlord for its review and approval and must obtain all necessary governmental permits. The Base Rent for the Expansion Space shall be as per Article 4 of this First Amendment, and there will be no Tenant improvement allowance.

(d) recognize in Paragraph 3.2 that Substantial Completion of the Leased Premises will occur in Phase I and Phase 11, and that rent payments, as hereinafter provided, for each Phase shall commence upon such delivery and the issuance of a Temporary or Permanent Certificate of Occupancy or a Temporary or Permanent Certificate of Acceptance (“CO/CA”) therefore, provided that the Tenant Improvements installed by Landlord are operable so as to permit Tenant to conduct its business in the ordinary course without material interference. Upon Substantial Completion of Phase I (i) the Base Rent payable shall equal 70% of the aggregate Base Rent for both Phase I and Phase II; and (ii) 70% of the remaining balance of the Tenant’s Cost Share and 70% of the Security Deposit shall be due and payable. Upon Substantial Completion of Phase II (i) the Base Rent shall thereupon be payable in full; and (ii) the remaining balance of the Tenant’s Cost Share and Security Deposit shall be due and payable. The Additional Rent payable pursuant to Paragraph 8 shall be based upon the actual square footage of space of the Leased Premises for which Substantial Completion has occurred. Tenant covenants and agrees to use its best efforts to mutually cooperate with Landlord so as to enable Substantial Completion of Phase II to occur no later than October 1, 1999.

4. Paragraph 4 RENT of the Original Lease is hereby amended so as to:

(a) recognize that the Base Rent for Improved Space shall be Forty-One and 75/100 ($41.75) Dollars (which includes a $185.00 per square foot allowance for Tenant Improvements), and Eight and 50/100 ($8.50)* Dollars per square foot per annum for the Expansion Space for an aggregate Base Rent of One Million, Five Hundred Ninety Thousand, Four Hundred Twenty-Five and 00/100 ($1,590,425.00) Dollars;

(b) to delete Subparagraph 4.1(b) in its entirety, and substitute the following therefore:

During the second five (5) years of the term, the Base Rent for the Improved Space shall be increased by $3.90 per square foot ($26.00 times a 15% increase); and the Base Rent for the Expansion Space shall be increased by $1.28 per square foot ($8.50 times a 15% increase);

(c) to delete Subparagraph 4.1(c) in its entirety, and substitute the following therefore:

All payments assume rentable square footage as set forth in Paragraph 1.1 above, and all payments are based upon a rental rate of $41.75 per square foot for Improved Space, and $8.50 per square foot for Expansion Space during the term, subject to adjustment as set forth in the immediately preceding Subparagraph and in Subparagraph 4.1(a), plus the payment of all Additional Rent as herein provided;

(d) to delete the phrase “Unimproved Space” in Subparagraph 4.1 (d) and substitute therefore the phrase “Expansion Space”; and

(e) to add the following Sections:

4.5 Notwithstanding Paragraph 4.1, for the two (2) year period following the Commencement Date, Tenant shall not be obligated to pay Base Rent for 2,425 square feet of the Improved Space, but may use the space as they please; however, with respect to such space, Tenant shall pay Additional Rent pursuant to Paragraph 8.1, except for the management fee described in subsection (b) thereof.

* Upon completion of Phase II

5. Paragraph 37 SECURITY is supplemented to provide that the amount of the Security Deposit shall be adjusted so as to equal the Base Rent for the first year of the term as described in this First Amendment. Upon Substantial Completion of Phase II, the balance of such security deposit shall be made by Tenant with Landlord, less any payments theretofore made by Tenant pursuant to Paragraph 37 and Subparagraph 3(d) of this First Amendment.

6. The Recitals of this First Amendment are incorporated into the body of this Agreement as if set forth at length.

7. To the extent of any inconsistency between the terms of this First Amendment and those of the Original lease, the former shall govern. Except as amended herein, the Original Lease is hereby ratified and affirmed by the parties hereto.

8. The terms, covenants and conditions of this First Amendment shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this document on the date first above written.

CEDAR BROOK II CORPORATE CENTER, L.P. Landlord

/s/ illegible initials	By:	/s/ illegible signature

DNX TRANSGENIC SCIENCE CORP., Tenant

/s/ illegible initials	By:	/s/ illegible signature

PHOENIX INTERNATIONAL LIFE SCIENCES, INC. Tenant

/s/ illegible initials	By:	/s/ illegible signature